Exhibit 99.1

June 1, 2004	PRO4-06

CANYON RESOURCES RESCHEDULES ANNUAL MEETING TO JULY 14, 2004 AND FILES
AMENDED FORM 10-K

     GOLDEN, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, today announced that the Annual Meeting of Shareholders will be adjourned to Wednesday, July 14, 2004 at 3:00 p.m. A notice of Adjourned Annual Meeting of Shareholders and an amendment to the 2003 Form 10-K will be mailed to the Company’s shareholders.

     The Company’s 2003 Form 10-K was amended to restate prior period results to give effect to adjustments related to accounting for the Company’s stock option plans using variable plan accounting. This accounting method requires a mark-to-market calculation each reporting period of the Company’s outstanding stock option grants to expense fully vested options and amortize to expense partially vested options, the excess of the market price of the Company’s common stock over the option price.

     The adjustment, a non-cash expense increased the Company’s net loss by $2.4 million, $0.1 million and $0.2 million for 2003, 2002, and 2001, respectively. The adjustment also increased net losses of years prior to 2001 by $1.9 million and therefore increased Retained Deficit by $1.9 million at January 1, 2001. There was no effect on the Company’s cash position, liquidity, or shareholders’ equity as a result of using this method of accounting.

     In addition to producing gold from its Briggs Mine in California, Canyon owns the Seven-Up Pete Venture which has invested $75 million in the 10.9 million ounce McDonald Gold Project in Montana, which is constrained from current development by the anti-mining initiative, I-137. The Company has filed suit against the State of Montana seeking to overturn I-137 or to obtain a damage award, which could be as much as $500 million, for the lost value of the Seven-Up Pete properties, including the McDonald Gold Project. A proposed new initiative, I-147, if qualified for the ballot and enacted by a vote of the citizens on November 2, 2004, would allow the use of cyanide recovery at open-pit gold mines with appropriate engineering practices and environmental safeguards and would restore all mineral rights to their status of November 1998. The I-147 campaign website is available at www.yeson147.com.

Actual results may differ materially from any forward-looking statement whether expressed or implied in this news release. The following risks and uncertainties which could cause actual results to vary include, but are not limited to: speculative nature of mineral exploration, precious metals prices, production and reserve estimates, production costs, cash flows, environmental and governmental regulations, availability of financing, judicial proceedings and force majeure events. Most of these factors are beyond the Company’s ability to control or predict.

FOR FURTHER INFORMATION, SEE www.canyonresources.com OR CONTACT:

Richard H. De Voto, President                        or                        Gary C. Huber, Vice President-Finance
(303) 278-8464